Exhibit 99.1

Verisk Analytics, Inc., Elects Annell R. Bay and Kathleen Hogenson to Its Board of Directors

JERSEY CITY, N.J., August 18, 2016 — Verisk Analytics (Nasdaq:VRSK) announces the addition of Annell R. Bay and Kathleen Hogenson to its Board of Directors. Both Ms. Bay and Ms. Hogenson bring global operational experience and service on public company boards to Verisk’s governance.

“We’re pleased to welcome two well-respected global business leaders to our Board,” said Verisk Chairman, President, and Chief Executive Officer Scott G. Stephenson. “Kathy and Annell have a broad knowledge of the global oil and gas industry. Even more, they understand global operations and bring great experience from previous and current service on other public company boards.”

Annell Bay has more than 35 years of experience in the oil and gas industries. Before her retirement in 2014, Ms. Bay was vice president of global exploration for Marathon Oil Corporation. She was previously vice president of Americas exploration for Shell Exploration and Production Company. Ms. Bay has extensive experience in exploration of conventional and unconventional oil and gas reservoirs and in portfolio risk management and exploration projects.

In 2014, Ms. Bay was appointed an independent director to the board of Apache Corporation in Houston, Texas, where she serves on the corporate governance and nominating committee and on the management development and compensation committee. In 2015, she joined the board of Hunting PLC in London, United Kingdom, where she serves on the audit, remuneration, and nominating committees.

Kathleen Hogenson is president and chief executive officer of Zone Oil & Gas, LLC. Before that, she was president and chief executive officer of Zone Energy, LLC, a company she founded and sold in 2015.

Previously, Ms. Hogenson was president of Santos USA Corporation and vice president of exploration and production technology for Unocal Corporation. At Unocal, she was named the company’s global chief reservoir engineer, overseeing engineers and engineering work products at various locations.

Ms. Hogenson serves on the board of Petrofac Limited and has also served on the boards of Samsung Oil & Gas USA, Parallel Petroleum, and the Australian American Chamber of Commerce. She is a former treasurer of the Society of Petroleum Engineers.

About Verisk Analytics Verisk Analytics (Nasdaq:VRSK) is a leading data analytics provider serving customers in insurance, natural resources, and financial services. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on unique data assets and deep domain expertise to provide first-to-market innovations that are integrated into customer workflows. Verisk offers predictive analytics and decision support solutions to customers in rating, underwriting, claims, catastrophe and weather risk, global risk analytics, natural resources intelligence, economic forecasting, and many other fields. Around the world, Verisk Analytics helps customers protect people, property, and financial assets.

Headquartered in Jersey City, N.J., Verisk Analytics operates in 23 countries and is a member of Standard & Poor’s S&P 500® Index. In 2015, Forbes magazine named Verisk Analytics to its World’s Most Innovative Companies list and, in 2016, to its America’s Best Large Employers list. Verisk is one of only 15 companies in the United States to appear on both lists. For more information, please visit www.verisk.com.

Contact:

Investor Relations

David Cohen

Director, Investor Relations and Strategic Finance

Verisk Analytics, Inc.

201-469-2174

david.e.cohen@verisk.com

Media

Rich Tauberman

MWW Group (for Verisk Analytics)

202-600-4546

rtauberman@mww.com